Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F -1 of our report dated June 6, 2012 (August 29, 2012 as to the modifications to footnote disclosures discussed in Note 1.f.) relating to (1) the consolidated financial statements of Grupo Financiero Santander S.A.B. de C.V. and subsidiaries (the “Group”) appearing in the Prospectus, which is part of this Registration Statement, and (2) the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu Limited

/s/ Guillermo A. A. Roa Luvianos

C.P.C Guillermo A. A. Roa Luvianos
Mexico City, Mexico
August 29, 2012